Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ARCA BIOPHARMA, INC.

ARCA biopharma, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies that:

1. The name of the Corporation is ARCA biopharma, Inc. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 16, 2004 under the name “Nuvelo Merger Sub, Inc.”

2. The Board of Directors (the “Board”) of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation of the Corporation (the “Amendment”), declaring the Amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed Amendment is as follows:

The first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“The total number of shares of all classes of stock this Corporation shall have authority to issue is 550,000,000, consisting of 545,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.”

3. This Certificate of Amendment was duly adopted by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

4. This Certificate of Amendment shall become effective on August 29, 2024 at 4:01 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, this Certificate of Amendment is duly executed by the undersigned officer of the Corporation on August 29, 2024.

By:	/s/ C. Jeffrey Dekker
Name:	C. Jeffrey Dekker
Title:	Chief Financial Officer